Press Release

United Heritage Corporation: Cato and Wardlaw Update; Restatement of Financial Statements for Fiscal Years 2001 and 2000; $20 million Joint Credit Facility.

Midland, Texas (June 30) -United Heritage Corporation (NASDAQ:UHCP) (the “Company”) announced today that, as a result of the investment by Lothian Oil Inc. (“Lothian”) under the Exploration and Development Agreement dated October 7, 2005, production at its Cato San Andres Unit (“Cato Unit”) has increased to approximately 170 barrels of oil equivalent per day from 40 producing wells. The Cato Unit has a total of 299 wells. From January 1, 2006 through May 31, 2006, Lothian has invested more than $3 million in infrastructure and field development at the Cato Unit.

Additionally, pursuant to the Exploration and Development Agreement, Lothian has committed to an investment of in excess of $1 million for a multi-lateral horizontal pilot drilling program in two locations at the Wardlaw Field (“Wardlaw”). Engineering and preparatory work is already underway and the drilling program is expected to commence in August 2006.

The Company also announced today that, in addition to restating its financial statements for the fiscal years ended March 31, 2005 through March 31, 2002, it also intends to restate its financial statements for the fiscal years ended March 31, 2001 and March 31, 2000. The decision to include the two additional years was based upon the review of the recently completed independent engineering reports and discussions among management, the Board of Directors (including the Audit Committee members) and independent consultants.

As previously announced, the restatement is focused on the reserves reported for the Cato Unit and the Wardlaw Field. Although a final determination has not yet been made regarding the changes to the reserves reported, the restatement will reduce the amount of proved reserves included in the Company’s financial statements during the two additional fiscal years at issue.

Due to the restatement, the Company was not able to file its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006 by the due date, June 29, 2006. The Company intends to file the Annual Report by July 14, 2006, but no assurance can be given that the filing will be made by that date. The Company will file a Form 12b-25 with the Securities and Exchange Commission to delay for up to fifteen days the filing of its Annual Report on Form 10-KSB.

The Company also announced that on June 16, 2006 the Company, its wholly owned subsidiary, UHC New Mexico Corporation (“New Mexico”), Lothian and two of Lothian’s wholly owned subsidiaries (Lothian Oil (USA) Inc. and Lothian Oil Texas I Inc.), entered into a series of agreements with Sterling Bank relating to a line of credit agreement originally advanced to Lothian and its aforementioned subsidiaries.

The $20 million credit facility may be used for: (i) capital expenditures in relation to the development of the properties used to secure the credit facility; (ii) payment of fees and expenses under the credit agreement; and/or, (iii) for general corporate purposes.

As of June 16, 2006, there was $3,449,000 in principal and $14,948 of accrued interest outstanding on the credit facility.

As previously announced, United Heritage Corporation is merging with Lothian Oil Inc., which operates and continues to develop the Company’s oil and gas properties. Upon completion of the merger, the Company will change its name to Lothian Oil Inc. and will own and operate six properties in New Mexico and Texas.

United Heritage Corporation is an oil and gas exploration and production company based in Midland, Texas. Through its subsidiaries, it holds four leasehold properties in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico.

Lothian Oil Inc. is an oil and gas exploration and development company that acquires and manages oil and gas properties that have recognized and unrealized value. Headquartered in New York, Lothian Oil Inc. has offices in Midland, Texas and Artesia, New Mexico. Lothian Oil Inc. currently operates oil and gas properties in the Permian Basin of southeast New Mexico.

All statements in this news release that are not statements of historical fact, including statements about the expected completion of the merger, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage with the Securities and Exchange Commission. United Heritage assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage with the Securities and Exchange Commission

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644